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                                                                                                                       Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 1994, AND FOR THE
                                        THIRTEEN WEEKS ENDED APRIL 30, 1994, AND MAY 1, 1993


                                                          13 Weeks Ended                         Fiscal Year Ended
                                                      April 30,     May 1,    Jan. 29,    Jan. 30,    Feb. 1,     Feb. 2,    Feb. 3,
                                                        1994         1993        1994       1993       1992        1991       1990

Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    188     $    159   $  1,178   $    791   $    796   $    762   $    799
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                              93           99        381        432        474        421        357
Dividends on ESOP Preference Shares                          (7)          (7)       (29)       (29)       (30)       (30)       (23)
Capitalized interest amortization                             1            1          4          3          3          3          3
                                                            275          252      1,534      1,197      1,243      1,156      1,136

Fixed Charges:
Gross interest expense (a)                             $     71     $     76   $    297   $    341   $    388   $    347   $    291
Interest factor attributable to
   rent expense                                              24           25         94         94         92         83         73
Other (b)                                                     -            -          -          4          8          5          4
                                                             95          101        391        439        488        435        368

Ratio of Earnings to Fixed Charges                          2.9          2.5        3.9        2.7        2.6        2.7        3.1


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.

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